Exhibit 10.1

NEWS RELEASE

February 1, 2017

NAVIGATOR HOLDINGS LTD. COMPLETES PLACEMENT OF SENIOR UNSECURED BOND ISSUE

Navigator Holdings Ltd. (NYSE: NVGS) (‘Navigator’ or the ‘Company’) is pleased to announce that it has successfully issued USD 100 million aggregate principal amount of new senior unsecured bonds in the Nordic bond market. The new bonds will mature in February 2021 and have a fixed coupon of 7.75% per annum. The transaction is subject to customary closing conditions and settlement is expected to occur on February 10, 2017. The net proceeds, together with available cash of the Company, will be used towards repaying all of the outstanding principal amount of the Company’s USD 125 million senior unsecured bond issue with ISIN NO 001 0665508 (‘NAVIG01’). Navigator will exercise the call option in NAVIG01 to redeem NAVIG01 in full at 102.00% of par value plus accrued interest.

The bonds have not been and will not be registered under the Securities Act or any state securities laws, and may not be offered or sold in the United States absent registration or unless pursuant to an applicable exemption from the registration requirements of the Securities Act and any other applicable securities laws. This press release does not constitute an offer to sell or the solicitation of an offer to buy the bonds, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale would be unlawful.

For further information, please contact:

David Butters (CEO, Navigator Gas), Tel: +1 212 355 5893

Niall Nolan (CFO, Navigator Gas), Tel: +44 20 7340 4850